BRF S.A.

Companhia Aberta de Capital Autorizado

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 10th Extraordinary Board of Directors' Meeting Held on November 28, 2015

1.                  Date, Time and Place: Held on November 28, 2015, at 2:00 p.m., at BRF S.A.'s office ("Company") located at Rua Hungria No. 1400, 5th floor, in the City of São Paulo, State of São Paulo.

2.                 Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.                 Call of Meeting and Attendance: The call of meeting was duly made under the Company's Articles of Incorporation, attended by all the members of the Company's Board of Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul and Paulo Guilherme Farah Correa.

4.                 Agenda: Deliberate on the acquisition of corporate interest in Golden Foods Siam.

5.                  Resolutions: The members of the Board of Directors, unanimously and without any safeguards, approved the acquisition by the Company, through its controlled entity BRF GmbH or any other entity direct or indirectly controlled by the Company that, for economic, corporate or tax reasons, be considered appropriate by the Executive Officers, of the totality of the common shares issued by Golden Foods Siam, based on an enterprise value of USD360,000,000.00 (three hundred and sixty million United States Dollars) (“Transaction”), as set forth in the documents presented to the Board of Directors, which will be filed at the Company´s headquarters. The structure of the Transaction will include the participation of a local partner, in accordance with the Thailand law regarding the shareholding by foreign entities.

The Company's Officers are hereby authorized to act as required and execute any and all documents required for the implementation of the resolution hereby approved.

6.                  Approval and Execution of the Minutes: Having nothing further to discuss, the Chairman closed the meeting by recording these minutes as a summary, which were read, found to be compliant and executed by all members. São Paulo, November 28, 2015. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack Trisotto – Secretary. Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul e Paulo Guilherme Farah Correa.

I hereby certify that this is a true copy of the minutes recorded in Book No. 4, pages 140 to 141, of minutes of Ordinary and Special Board of Directors' Meetings of the Company.

____________________________________

Larissa Brack

Secretary